Filed pursuant to Rule 433 of the
Securities Act of 1933, as amended
Registration Statement No. 333-174709
July 21, 2011
Contact:
Patrick Pedonti
Chief Financial Officer
Tel: +1-860-298-4738
E-mail: InvestorRelations@sscinc.com
SS&C Announces Sale of Common Stock by The Carlyle Group
WINDSOR, CT — July 21, 2011 — SS&C Technologies Holdings, Inc. (NASDAQ: SSNC) today announced a public offering of its common stock. The size of the offering is 7,000,000 shares of common stock offered by investment funds affiliated with The Carlyle Group. Upon completion of the offering, investment funds affiliated with The Carlyle Group will own approximately 36.8% of the common stock of SS&C Holdings. The offering is expected to close and settle on July 27, 2011. Neither the company nor the company's management is selling any shares of common stock in the offering and the company will not receive any of the proceeds from the offering of shares by the selling stockholders.
The company confirms that there is no change to the financial guidance provided by the company in its earnings release dated May 9, 2011.
Barclays Capital is acting as the sole underwriter for the offering.
A shelf registration statement (including a prospectus) relating to the offering of the common stock has previously been filed with the U.S. Securities and Exchange Commission and become effective. Before investing, you should read the prospectus and other documents filed with the Securities and Exchange Commission for information about SS&C Technologies Holdings, Inc. and this offering. A copy of the prospectus may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, at 1155 Long Island Avenue, Edgewood, NY 11717, email: Barclaysprospectus@broadridge.com or telephone: 888-603-5847.
This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.